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                                                                 EXHIBIT 2.1.8
                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made and entered this 19th day of March 1997, by and among FirstAmerica Automotive, Inc., a Nevada corporation or nominee ("Purchaser") and Asian Pacific Industries, Inc., a Washington corporation ("Seller").

                                R E C I T A L S

     WHEREAS, Seller owns and operates a Nissan, Volkswagen, and Dodge automobile dealership (the "Dealership") commonly known as Valley Auto Center, located at 6015 Scarlett Court, Dublin, California 94568 (the "Premises").

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of the assets, properties and business of Seller utilized in connection with the Dealership.

     NOW, THEREFORE, in recognition of the foregoing representations, and in consideration of the covenants set forth herein, the parties hereto agree as follows:

                               A G R E E M E N T

     1.   DEFINITIONS.   The capitalized terms as used in this Agreement shall
be defined as hereinafter set forth in this Section 1, or as otherwise provided in this Agreement.

          1.1 ACQUIRED ASSETS. The term "Acquired Assets" shall be defined as all of the assets and property to be acquired by Purchaser hereunder, as described in Section 2.1 hereof.

          1.2 CLOSING. The term "Closing" shall be defined as the consummation of all of the transactions provided for in this Agreement, including the exchange of the Acquired Assets for the consideration provided for herein. The Closing shall occur at the offices of Kay & Merkle, 100 The Embarcadero, Penthouse, San Francisco, California, on the Closing Date commencing at 10:00 a.m.

          1.3 CLOSING DATE. The "Closing Date" shall be defined as the date which falls 5 business days following the earliest date on which the conditions specified in Sections 7 and 8 hereof are satisfied; subject, however, to the provisions of Section 18 below.

          1.4 FRANCHISES. The term "Franchises" shall be defined as the Nissan, Volkswagen, and Dodge franchises currently held by Seller. The term "Franchise" shall refer to any one of the Franchises.

          1.5 FRANCHISERS. The term "Franchisers" shall be defined as Nissan Motor Corporation USA, Chrysler Corporation, and Volkswagen of America. The term "Franchiser" shall refer to any one of the Franchisers.

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          1.6  OBSOLETE PARTS.  The term "Obsolete Parts" shall be defined as all (i) factory parts which are not listed in the most current manufacturer's wholesale price book or, if listed therein, are valued at ZERO DOLLARS ($0),
(ii) parts which are not returnable to the manufacturer (as defined by the Franchiser), (iii) parts which have been in stock more than one (1) year and/or parts which are in excess of a one (1) year supply, (iv) parts indicated as discontinued, and (v) parts which are broken or damaged, regardless of whether listed in the most current manufacturer's wholesale price book.

     2.   PURCHASE AND SALE OF ASSETS.

          2.1 ACQUIRED ASSETS. The assets subject to this Agreement shall consist of all the assets other than that property subject to the lease contemplated under Schedule 11 related to or used in connection with the Franchises, including but not limited to those assets to be listed on Schedule
2.1 to be prepared prior to the Closing Date and attached hereto, Nissan, Volkswagen, and Dodge special tools, furniture, fixtures and equipment, which special tools, furniture, fixtures and equipment shall be in good working order, leasehold improvements used by Seller in operation of the Nissan, Volkswagen, and Dodge franchise, motor vehicles (new and used) (subject to exclusion of certain used vehicles in accordance with Section 3.2(c)), parts and accessories (subject to exclusion of Obsolete Parts in accordance with Section 3.2(d) and excess non-factory parts in accordance with Section 3.2(e)), tires, work-in-progress, advertising literature, forms, supplies, customer files and data bases, parts return privileges from the Franchisers, rights under new car purchase orders and deposits relating thereto, goodwill, Seller's customer files, books and records relating to the Acquired Assets, telephone number of Seller, the names "Valley Auto Center," "Valley Dodge," "Valley Nissan," and "Valley Volkswagen" or any derivative thereof, the right of occupancy of the Premises and all contracts, agreements or commitments which are attached hereto as Schedule 2.1. The parties agree that Schedule 2.1 shall be prepared in conjunction with the physical inventory described in Section 3.2(h) hereinbelow.

          2.2 PURCHASE. Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire, on the Closing Date, all of the Acquired Assets. Any assets which are not Acquired Assets, shall be retained by Seller.

     3.   CONSIDERATION FOR ACQUIRED ASSETS.

          3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the purchase price to be paid by Purchaser for the Acquired Assets shall be that amount which is equal to the aggregate value of the Acquired Assets as of the Closing Date determined in accordance with Section 3.2.

          3.2 VALUATION OF ACQUIRED ASSETS. Those Acquired Assets which are listed below shall be valued as provided below in this Section 3.2.

          (a) The price for each 1997 new unregistered and undamaged Nissan, Volkswagen, and Dodge model vehicle with not more than five hundred (500) miles shall be the sum of the following:

               (i) The wholesale cost of each such vehicle determined in accordance with the factory invoice, including advertising charges; plus

               (ii) The wholesale cost of all optional parts and accessories installed in such vehicle plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for

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installation of the same; LESS

               (iii) The sum of all distributor's allowances as of the Closing Date including, but not limited to, inventory carry-over allowances, discounts, holdbacks, rebates, contests, model changes and similar distributor's allowances related to such vehicle.

          (b) The price for each 1997 unregistered and undamaged Nissan, Volkswagen, and Dodge demonstrator vehicle with not more than three thousand (3,000) miles which is purchased hereunder shall be the value determined in accordance with subsections (a)(i) through (a)(iii) hereinabove, less five percent (5%) of such value.

          (c) All vehicles not described in subsections (a) and (b) above which are to be purchased hereunder shall be valued at a price mutually agreed upon by Seller and Purchaser; provided, however, that if Seller and Purchaser are unable to agree on a price with respect to any individual vehicle prior to the Closing Date, then such vehicle shall be excluded from the Acquired Assets and not purchased hereunder.

          (d) All new undamaged returnable genuine Nissan, Volkswagen, and Dodge factory parts and accessories which are in possession of Seller as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at dealer cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at ZERO DOLLARS ($0) and shall be retained by Seller, and removed by Seller from the Premises not later than ten (10) days following the Closing Date.

          (e) All non-factory parts, accessories and miscellaneous inventory which are in the possession of Seller as of the Closing Date, shall be valued at dealer cost, provided, however, that Purchaser shall have no obligation to purchase in excess of TWENTY THOUSAND DOLLARS ($20,000) of such items.

          (f)  All work-in-progress shall be valued at cost.

          (g) All furniture, fixtures, equipment, leasehold improvements and special tools shall be valued at NINE HUNDRED FIFTY THOUSAND DOLLARS ($950,000) provided, however, that in the event that any item of furniture, fixtures, equipment, special tools or leasehold improvement is materially damaged, destroyed or removed from the Dealership between the date of execution of this Agreement and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price.

          (h) As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, and work-in-progress shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets. The parties shall jointly employ an independent inventory service to take a parts and accessories inventory immediately prior to the Closing. The cost of such inventory shall be paid one-half by Purchaser and one-half by Seller. In the event either party disputes the accuracy of the physical inventory or the valuation of the assets or if for any reason Schedule 2.1 is not prepared before Closing so as to meet with the approval of both parties as is contemplated in Section 2.1, such dispute will be submitted to binding arbitration in accordance with Section 20 hereof. Notwithstanding the pendency of such dispute or arbitration proceeding, the transaction shall nonetheless proceed to Closing as to all
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other matters.

          3.3 PAYMENT OF PURCHASE PRICE. The purchase price shall be paid as follows:

          (a) The Purchaser shall pay to Seller in cash the sum equal to the value of the Acquired Assets as determined pursuant to Section 3.2 above.

          (b) The Purchaser shall further deliver to Seller a certificate evidencing 290,000 fully paid and non-assessable shares of capital stock of FirstAmerica Automotive, Inc. which shares the parties hereto agree shall have a value of TWO MILLION DOLLARS ($2,000,000).

          3.4 CLOSING AND POST-CLOSING ADJUSTMENTS. All expenses of a nature which are customarily subject to proration in a transaction involving the purchase and sale of assets of an ongoing business shall be apportioned between Seller and Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date, and the number of such days subsequent to the Closing Date. Those items subject to proration hereunder shall include, without limitation, rent and all other amounts payable with respect to any lease for the Premises, employee compensation, personal property taxes, and customer prepayments. The aggregate amount of any adjustment shall be determined and paid as of the Closing Date. Any additional proration determined after the Closing Date to be paid by either party under this Section 3.4 shall be paid by check delivered within seven (7) days following determination of the amount of any such adjustment.

          3.5 LIABILITIES. Purchaser shall have no obligation for any liabilities of any kind whatsoever of Seller other than those liabilities which Purchaser specifically agrees to assume all of which shall be set forth on
Schedule 3.5 attached hereto, including without limitation all contracts, agreements and commitments of Seller, which Purchaser agrees to assume. Purchaser shall be responsible solely for that portion of any such obligations, which first accrue on or subsequent to the Closing Date. Purchaser shall have no obligation with respect to any liability arising under any such contract, agreement or commitment prior to the Closing Date, all of which liability shall remain the responsibility of Seller. The parties acknowledge and agree that Purchaser is not assuming any employment agreements, labor agreements, collective bargaining agreements or other similar contracts.

          3.6 TRANSFER TAXES. Purchaser agrees to pay any and all sales, transfer or other similar taxes which may be imposed or payable on or in connection with the transfer of the Acquired Assets.

          3.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price as provided for herein shall be allocated as set forth on Schedule 3.7 attached hereto.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents, warrants and agrees with Purchaser as follows:

          4.1 GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          4.2 TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Seller will convey to Purchaser good and marketable title to the Acquired Assets, free and clear of all security interests, liens, claims, restrictions, equities and

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encumbrances whatsoever, other than as set forth on Schedule 4.2 attached hereto. Except as set forth in Schedule 4.2, all of the tangible Acquired Assets are in good working order and condition, ordinary wear and tear excepted.

          4.3  AUTHORIZATION.   The execution and delivery of this Agreement
and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Seller and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby, have also been taken. Except for consent of the Franchisers, landlords under leases and floor plan lenders, no consent of any lender, trustee, security holder, lessor or any other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms. Except as to the terms of the Franchise, leases and floor plan financing, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Seller is a party, under which it is obligated or to which any of the Acquired Assets are subject, (b) do not violate any judgment, order, statute, rule or regulation to which Seller or any of the Acquired Assets are subject or the articles of incorporation or bylaws of the Seller, and (c) will not result in the creation of any lien, charge or encumbrance on any of the Acquired Assets.

          4.4 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

          4.5 LITIGATION. Except as set forth on Schedule 4.5 attached hereto, there is not pending, or, to best knowledge of Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting any of the Acquired Assets. To the best knowledge of Seller, Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, or local court. To the best knowledge of Seller, use of the names "Valley Auto Center," "Valley Dodge," "Valley Nissan," and "Valley Volkswagen" by Seller do not infringe upon the rights of any other person and Seller is not aware of any claim of any nature to the effect that any person other than Seller holds any rights with respect to such names.

          4.6 DEFAULTS. Seller is not in default, and no event has occurred which, with the passage of time will constitute a default, with respect to any obligation or liability to be assumed by Purchaser hereunder, which are listed on Schedule 3.5 attached hereto. To the best knowledge of Seller, no other party to any obligation or liability set forth in Schedule 3.5 is in default with respect to any provision thereof.

          4.7 ENVIRONMENTAL COMPLIANCE NOTICES. Seller has received no written notice advising Seller of any defects, defaults or non-compliance in connection with the Acquired Assets or the Premises from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the governmental agency.

          4.8 COMPLIANCE WITH LAW. To the actual knowledge of Seller, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations the violation of which would have a material adverse effect on the financial condition of the Dealership.

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          4.9  FINANCIAL REPORTS.  Seller has delivered to Purchaser dealer financial statements for Seller for the calendar year 1996 ("Dealer Financial Statement"). The income and expenses reflected in the Dealer Financial Statement has been prepared in accordance with past practices of Seller and are true and correct in all material respects as of the date specified therein.

          4.10 PURPOSE OF SHARE ACQUISITION. Seller is acquiring the capital stock of FirstAmerica Automotive, Inc. for its own account, solely for investment and not with a view to or for sale in connection with any distribution of such capital stock.

          4.11 ACCREDITED INVESTORS. Seller is an accredited investor for purposes of Regulation D in that Seller is a corporation all of its outstanding stock of which is owned by accredited investors. Further, Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of investment in the capital stock of FirstAmerica Automotive, Inc. and Seller is able to bear the economic risk of an investment in such capital stock.

          4.12 ACKNOWLEDGMENT. Seller acknowledges that no person has made any representation regarding the value or potential future profit of FirstAmerica Automotive, Inc., and that any investment in the capital stock of FirstAmerica, Inc. involves high risks. Seller further acknowledges that the capital stock of FirstAmerica Automotive, Inc. is subject to restrictions imposed on the transferability thereof under the Securities Act of 1933, and may not be resold, transferred or assigned except in compliance with such Act and any applicable state securities laws. Seller acknowledges that a legend to the foregoing effect may be placed upon any and all certificates representing such shares.

          4.13 FRANCHISE NOTICES. Seller has received no written notice from Nissan Motor Corporation USA, Volkswagen of America, or Chrysler Corporation regarding any appointment of new Nissan, Volkswagen or Dodge dealerships within a twenty (20) mile radius of the Dealership within the six months immediately prior to the date of this Agreement.

          4.14 UNIONS. Except as set forth on Schedule 4.14 as attached hereto, Seller is not a party to any arrangement with any union, and no employees of the Seller are represented by any labor union or covered by any collective bargaining agreement or, to the knowledge of Seller, is any effort to establish such representation in progress.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and agrees with Seller as follows:

          5.1 GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and duly qualified to transact business in the State of California and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

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          5.2  AUTHORIZATION.  The execution and delivery of this Agreement and the consummation of transactions contemplated hereby has been duly authorized by the Board of Directors of the Purchaser and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Except for consent of the Franchisers, landlords under leases, and lenders, no consent of any trustee, security holder or any other person or entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Purchaser is a party or under which it is obligated, and (b) do not violate any judgment, order, statute, rule or regulation to which Purchaser is subject.

          5.3 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.   CONDUCT PRIOR TO CLOSING DATE.

          6.1 ONGOING OPERATIONS. Seller will use its best effort to preserve intact the Acquired Assets and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories and receivables. Seller will not dispose of any of the Acquired Assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale.

          6.2 APPROVALS. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement and for the ownership and operation by Purchaser of the Acquired Assets and the Dealership related thereto. Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchisers as is necessary for Purchaser to acquire the Acquired Assets and for consummation of the transactions contemplated hereby.

          6.3 COVENANT TO COMPLY. Seller shall use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to Purchaser's obligations hereunder. Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 4 hereof or the schedules referred to herein which occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties or schedules will not relieve Seller of any obligations hereunder if such changes result in a breach of the representations and warranties contained herein. Notwithstanding the above, the parties acknowledge and agree that in the event Purchaser has actual notice of any breach of a warranty prior to the Closing, Purchaser shall have the right to terminate this Agreement provided however in the event Purchaser continues to close the transaction Seller shall not be liable for such breach of warranty discovered by Purchaser prior to the Closing.

     7. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are subject to fulfillment of the conditions set forth below. Purchaser shall have the right to waive in

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writing all or part of any one or more of the following conditions without releasing Seller from any liability for any loss or damage sustained by Purchaser by reason of the breach by Seller or Owner of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Seller and upon such waiver may proceed with the transactions contemplated by this Agreement. Notwithstanding the above, the parties acknowledge and agree that in the event Purchaser has actual notice of any breach of a warranty prior to the Closing, Purchaser shall have the right to terminate this Agreement provided however in the event Purchaser continues to close the transaction Seller shall not be liable for such breach of warranty discovered by Purchaser prior to the Closing.

          7.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Seller shall have complied with and duly performed in all material respects all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of Seller.

          7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets or is likely to result in a substantial and material adverse change in the business, prospects or financial or other condition of the Acquired Assets.

          7.4 LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the Acquired Assets, and there shall have been no development which would have a material adverse effect on the Dealership.

          7.5 CONSENTS. Purchaser shall have received the written approval of each Franchiser designating Purchaser or its designee as the duly authorized dealer for the sales and service of such Franchiser's automobiles at 6015 Scarlett Court, Dublin, CA 94568 free of any material condition which is adverse to Purchaser, and Purchaser and such Franchiser shall have entered into a customary dealer sales and service agreement. All permits and licenses necessary to enable Purchaser to conduct the Franchise and service facilities shall have been obtained. All other requisite consents and approvals shall have been obtained.

          7.6 DUE DILIGENCE. Purchaser shall for a period of thirty (30) days from the date of execution of this Agreement have the right to review the books and records of the Dealership, the physical condition of the Dealership property and any other items reasonably necessary or appropriate to evaluate the Dealership. Such review shall be done at times and locations as mutually agreed between Purchaser and Seller provided that Purchaser shall use all reasonable efforts to have such review of books and records at locations away from the Dealership. Seller shall cooperate and provide such information reasonably necessary for Purchaser to conduct such due diligence review during such thirty
(30) day period. In the event Purchaser does not approve of the physical condition of the Dealership and the review of the books and records by written notice to Seller within such thirty (30) day period, this Agreement shall terminate with all deposits returned to Purchaser and no further rights or obligations to either party.

          7.7 ENVIRONMENTAL ASSESSMENT. During the thirty (30) day period after the execution of this

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Agreement (the "Testing Period"), Purchaser and Seller shall conduct an environmental assessment (the "Environmental Assessment") of the real property at the Dealership (the "Real Property"). Expenses of any environmental consultant engaged by Purchaser and Seller to conduct the Environmental Assessment shall be paid by Purchaser. Purchaser may terminate all of its obligations under this Agreement by written notice to Seller on or before the expiration of the Testing Period, if Purchaser determines that a release or threatened release of a hazardous substance has occurred on the Real Property. Failure to timely notify Seller under this Section 7.7 is deemed to constitute a waiver of Purchaser's right to terminate this Agreement under this Section 7.7.

          7.8 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to the physical audit specified in Section 3.2 shall be completed.

          7.9 TAX CLEARANCE. Seller shall have furnished to Purchaser, certificates from all appropriate federal, state, county and local authorities that all taxes and contributions payable by Seller have been paid in full. If all appropriate tax certificates are not available on the Closing Date, Purchaser shall withhold from the estimated amount of maximum unpaid tax liability reasonably determined by Purchaser which sum shall be held by Purchaser until such time as all certificates are presented in a form satisfactory to Purchaser's counsel.

          7.10 LIST OF EMPLOYEES. Seller shall furnish to Purchaser a list of all employees, their rates of pay, including, separately, base pay, and incentive and commission plans. Further Seller shall deliver to Purchaser a certificate from each of such employees showing that such employee has received from Seller all compensation including all sick leave, vacation, and any and all other compensation due such employee through the Closing Date. In addition thereto, Seller shall have complied with any and all obligation of Seller under any collective union agreements and/or collective bargaining agreements.

          7.11 BULK SALE. Seller shall furnish, in an appropriate time to comply, all affidavits and lists of creditors and such other instruments or documents as Escrow Holder shall require for Seller and Purchaser to comply with all applicable bulk sales laws.

          7.12 LEASE OF REAL PROPERTY. The owner of the real property commonly known as 6015 Scarlett Court, Dublin California and Purchaser shall have executed a lease containing, among other things, substantially the terms and conditions contemplated under Section 11 hereof.

     8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement. Notwithstanding the above, the parties acknowledge and agree that in the event Seller has actual notice of any breach of a warranty prior to the Closing, Seller shall have the right to terminate this Agreement provided however in the event Seller continues to close the transaction Purchaser shall not be liable for such breach of warranty discovered by Seller prior to the Closing.

          8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

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          8.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of Purchaser.

          8.3 PHYSICAL AUDIT. On or before the Closing Date the valuation of the Acquired Assets pursuant to Section 3.2 shall be completed.

          8.4 LEASE OF REAL PROPERTY. The owner of the real property commonly known as 6015 Scarlett Court, Dublin California and Purchaser shall have executed a lease containing, among other things, substantially the terms and conditions contemplated under Section 11 hereof.

     9. DELIVERIES OF SELLER ON THE CLOSING DATE. Seller agrees on the Closing Date to deliver to Purchaser:

          9.1 TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, motor vehicle titles, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Purchaser such title to the Acquired Assets as Seller is obligated hereunder to convey.

          9.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Seller setting forth a copy of the resolutions adopted by Seller's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.3 CERTIFICATE. Certificate of the President of Seller referred to in Section 7.2.

          9.4 CONSENTS. All consents, approvals, authorizations or orders of any person or entity or court or governmental agency required or necessary for the consummation of the transactions contemplated hereby, provided that Seller shall not be obligated to deliver the consent of the Franchisers.

     10. DELIVERIES OF PURCHASER ON THE CLOSING DATE. Purchaser agrees on the Closing Date to deliver or cause to be delivered:

          10.1 CONSIDERATION.  The amounts to be delivered pursuant to Section
3.3 hereof.

          10.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by Purchaser's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.3 CERTIFICATE. The Certificate of the President or a Vice President of the Purchaser referred to in Section 8.2.

     11. LEASES. The owner of the real property commonly known as 6015 Scarlett Court, Dublin,

California 94568 and Purchaser shall have entered into a lease for said real property. The lease shall provide for an initial monthly rent of SIXTY THOUSAND DOLLARS ($60,000) per month. Commencing at the beginning of the eighth year the rent shall increase by 50% of any increase in the Consumer Price Index during the first seven years of the lease, subject to the limitation that the increase in the monthly rent shall not exceed 20% of the initial monthly rent. Such rent shall be fixed for the balance of the initial term of the lease. The lease shall provide for an initial term of ten years, with two five year options. The monthly rent on commencement of each option period shall be equal to the monthly rent payable immediately prior to the commencement of such option, increased by that proportion equal to 50% of any increase in the Consumer Price Index which has occurred since the then most recent and prior increase in monthly rent, provided that any increase in monthly rent hereunder shall be not greater than 3% per annum.

     The lease shall be a triple net lease. Notwithstanding the foregoing, landlord under such lease shall be responsible for the structural portions of the buildings located on the property subject to such lease, including the roof, sidewalls and foundation. Further, such lease shall specify that the landlord thereof shall indemnify and defend tenant from any and all liabilities relating to hazardous materials located in or about the premises prior to the commencement of the term of the lease. The lease shall be in the form attached hereto as Schedule 11.

     12. ESCROW. The parties, upon execution of this Agreement shall open an escrow with a mutually agreeable Escrow company, ("Escrow Holder"). The parties shall forthwith provide to Escrow Holder any and all documentation necessary for Escrow Holder to publish such notices as may be required by the bulk sale laws of the State of California. Any and all costs of such escrow shall be paid one-half by Purchaser and one-half by Seller.

     13.  COVENANTS AFTER CLOSING DATE.

          13.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees, at any time and from time to time after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Acquired Assets as provided herein.

          13.2 COOPERATION. Seller will cooperate and use its best efforts to have its officers and employees cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to Seller's books and records relating to the Acquired Assets for periods prior to the Closing Date.

     14.  INDEMNIFICATION.

          14.1 INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold harmless Purchaser from and against any and all losses, costs, damages, claims and expenses (including reasonable attorneys' fees) which Purchaser may sustain at any time by reason of (a) any debt, liability or obligation of Seller except obligations assumed by Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership prior to the Closing Date, (c) any presence of hazardous materials or toxic substances located at the

Closing Date in or around the Premises including without limitation any such related to the underground storage tanks, or (d) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby. The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Seller to correct miscellaneous customer complaints that Purchaser determines in Purchaser's reasonable judgment are an obligation of Seller provided that the total of repairs for any one automobile without Seller's prior approval shall not exceed the sum of ONE THOUSAND DOLLARS ($1,000). The total amount to be paid by Seller without Seller's prior approval shall not exceed FIVE THOUSAND DOLLARS ($5,000). Notwithstanding the above, Seller's liability hereunder shall be equal to the amount of the value of the consideration received by Seller in this transaction. Further the obligations of Seller as provided for herein shall be limited to a period of three (3) years from the Closing.

          14.2 INDEMNIFICATION BY PURCHASER.   Purchaser agrees to indemnify and
hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets or Dealership on or after the Closing Date, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

          14.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

     15. SURVIVAL OF REPRESENTATIONS. The parties hereto each agree that all representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement, the closing hereunder.

     16. NO BROKER. Purchaser on the one hand, and Seller on the other, represent to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller on the one hand, or by Purchaser on the other, Seller or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

     17. USE OF THE NAME. Seller agrees that from and after the Closing Date, Purchaser shall have the right to use the names "Valley Auto Center," "Valley Dodge," "Valley Nissan," and "Valley Volkswagen" or any derivative thereof or similar name in connection with the operation of the Dealership acquired hereunder, and that Seller shall not subsequent to the Closing, use such names.

     18. TERMINATION. If the Closing Date shall not have occurred on or prior to June 30, 1997 or if Purchaser shall receive disapproval from the Franchisers prior thereto, any party that is not in default in the performance of its obligations under this Agreement may, thereafter, terminate this Agreement by giving written notice to the other party.

     19. NOTICES. All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted on a business day and a copy of the facsimile notice together with evidence of its successful transmission indicating the date and time of transmission is sent on the day of transmission by recognized overnight carrier for delivery on the immediately succeeding business day. Each party shall be entitled to modify its address by notice given in accordance with this Section 19.

          To Purchaser:  FirstAmerica Automotive, Inc.
                              c/o Kay & Merkle
                              100 The Embarcadero, Penthouse
                              San Francisco, CA  94105
                              Fax No.:  415-512-9277

          With a copy to:  W. Bruce Bercovich
                              Kay & Merkle
                              100 The Embarcadero, Penthouse
                              San Francisco, CA  94105
                              Fax No.:  415-512-9277

          To Seller:          Asian Pacific Industries, Inc.
                              901 Van Ness Avenue
                              San Francisco, CA  94109
                              Attn:  Bruce Qvale
                              Fax No.:  415-776-9826


     20. DISPUTE RESOLUTION. Any controversy or claim arising out of relating to this Agreement or the breach thereof shall be settled by arbitration conducted in San Francisco, CA, by a single arbitrator selected by the San Francisco office of the American Arbitration Association ("AAA") conducted in accordance with the Commercial Rules of the AAA. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction.


     21.  MISCELLANEOUS.

          21.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

          21.2 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflict of laws.

          21.3 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          21.4 BENEFIT OF PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns.

          21.5 NECESSARY DOCUMENTS. Each of the parties does hereby agree to do any act and to execute any other or further documents necessary or convenient to the carrying out of the provisions of this Agreement.

          21.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          21.7 ATTORNEYS' FEES. In the event that any action or proceeding is brought to enforce or interpret any provision, covenant or condition contained in this Agreement on the part of Purchaser, Seller, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

          21.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

PURCHASER:                               SELLER:

FirstAmerica Automotive, Inc.,      Asian Pacific Industries, Inc.
a Nevada corporation                a Washington corporation


By:  /s/ Thomas A. Price            By: /s/ Bruce Qvale
   _________________________________    _________________________________
     Thomas A. Price, President            Bruce Qvale, Vice President

                               LIST OF SCHEDULES


SCHEDULE 2.1        Acquired Assets

SCHEDULE 3.5        Liabilities

SCHEDULE 3.7        Allocation of Purchase Price

SCHEDULE 4.2        Title to Assets; Liens and Encumbrances

SCHEDULE 4.5        Litigation

SCHEDULE 4.14       Unions

SCHEDULE 11         Lease